Exhibit 4.13

EXCHANGE AGREEMENT

THIS AGREEMENT dated for reference the 27th day of June, 2003.

AMONG:

The undersigned shareholders or prospective shareholders of Cusil Venture Corporation

(hereinafter collectively called the "Beneficiaries")

OF THE FIRST PART

AND:

CUSIL VENTURE CORPORATION of 1400 – 400 Burrard Street, Vancouver, B.C., V6C 3G2

(hereinafter called the "Company")

OF THE SECOND PART

AND:

InNexus Exchange Corp..of 1400 – 400 Burrard Street, Vancouver, B.C., V6C 3G2

(hereinafter called the "US Co.")

OF THE THIRD PART

WHEREAS:

A.

The Company wishes to acquire certain rights in the technology and know how of ImmPheron Inc. (the “Vendor”) relating to its Super-Antibody Technology, as well as an option to purchase all of the outstanding shares of the Vendor in exchange for the issuance of shares in the capital of the Company pursuant to the terms of an agreement dated for reference the 27th day of February, 2002, as amended (the “Purchase Agreement”) among the Company, Vendor and InNexus Inc.;

B.

As part of the Purchase Agreement, at the option of the Vendor, the Company is to issue exchangeable preferred shares (the “Exchangeable Preferred Shares”) in the capital of its wholly owned U.S. subsidiary, US Co., to the Vendor.  Each Exchangeable Preferred Share will entitle the holder to acquire, on conversion, without administration costs, one common share of the Company.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual premises, covenants and conditions hereinafter contained, the parties hereto agree as follows.

1.

In this Agreement:

(a)

“Beneficiary” means any holder of the Exchangeable Preferred Shares;

(b)

“Common Shares” shall mean the common shares of the Company to be issued upon conversion of the Exchangeable Preferred Shares;

(c)

“Election Form” means the form attached as Schedule “A” to the By-laws of US Co.;

(d)

“Escrow Agent” means Pacific Corporate Trust Company of Canada of 10th Floor, 625 Howe Street, Vancouver, British Columbia, Canada;

(e)

“Escrow Agreement" shall mean the escrow agreement entered into by the Beneficiaries substantially in the form attached hereto as schedule "B";

(f)

“Exchange” shall mean the TSX Venture Exchange; and

(g)

“Released Shares” means any Common Shares which, if issued immediately prior to the date of their issuance, would have been entitled to immediate release under the Escrow Agreement

2.

The Company hereby represents, warrants and covenants in favour of the Beneficiaries and US Co. that it has reserved for issuance and will, at all times while any Exchangeable Preferred Shares are outstanding, keep available, free from preemptive and other rights, out of its authorized and unissued capital stock such number of its common shares as is equal to the number of Exchangeable Preferred Shares issued and outstanding from time to time.

3.

Subject to the terms and conditions herein set forth, a Beneficiary shall be entitled to exercise the conversion right with respect to all or any part of the Exchangeable Preferred Shares registered in the name of such Beneficiary on the books of US Co.  In order to exercise the conversion right, the Beneficiary shall deliver to the Company a duly completed Election Form together with the certificates representing the Exchangeable Preferred Shares and such additional documents and instruments as the Company or the Escrow Agent may reasonably require.  If only a part of the Exchangeable Preferred Shares represented by any certificate or certificates delivered are to be converted, a new certificate for the balance of such Exchangeable Preferred Shares shall be issued to the holder at the expense of US Co.

4.

Promptly after the receipt of the certificates representing the Exchangeable Preferred Shares together with a duly completed Election Form, the Company shall deliver one or more treasury orders to the Escrow Agent authorizing issuance of the number of Common Shares entitled to be issued, specifying which shares are to be issued under the terms of the Escrow Agreement and which Common Shares, if any, are to be issued without being subject to the Escrow Agreement whereupon the Escrow Agent shall issue the shares in the manner specified in such treasury order.  All such Common Shares shall be duly authorized, validly issued and fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance except as stated herein.

5.

The Beneficiaries and the Company hereby severally agree each with the other that they will respectively deliver or cause to be delivered to the Escrow Agent certificates for any Common Shares (other than Released Shares) issued to them forthwith upon such conversion to be held by the Escrow Agent and released to the Beneficiaries, subject to the terms and conditions hereinafter provided.

6.

All Common Shares are issued under and subject to the terms and conditions of the Escrow Agreement, save and except those Common Shares which would, if issued under the terms of the Escrow Agreement, be entitled to immediate release as determined in accordance with the release schedule attached hereto as Schedule “A”.

7.

Except with the written consent of the Exchange, the Company and each of the Beneficiaries, the Beneficiaries shall not sell, deal in, assign, transfer in any manner whatsoever or agree to sell, deal in, assign or transfer in any manner whatsoever any of the Common Shares or beneficial ownership of or any interest in them prior to issuance under the terms hereof and except with the written consent of the Exchange, the Company and each of the Beneficiaries.  The Escrow Agent shall not accept or acknowledge any transfer, assignment, declaration or trust or any other document evidencing a change in legal and beneficial ownership or of interest in the Common Shares prior to issuance.

8.

This Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their heirs, executors, administrators, successors and permitted assigns.

9.

This Agreement may be executed in several parts in the same form and such parts as so executed shall together constitute one original agreement, and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

10.

This Agreement is made on and subject to the laws of the Province of British Columbia and the laws of Canada applicable therein, which shall form the proper law of this Agreement.  The parties hereto acknowledge and agree that any dispute respecting any matter hereafter arising with respect to this Agreement or the rights herein shall be prosecuted or defended in the courts of British Columbia and each of the parties hereto attorns to the jurisdiction of such courts and further agrees that the proper venue for any action commenced in connection herewith will be Vancouver, British Columbia.

IN WITNESS WHEREOF the Beneficiaries and the Company have executed these presents as and from the date and year first above written.

The corporate seal of CUSIL VENTURE	)
CORPORATION was hereunto affixed in the presence of:	))
“THOMAS WHARTON” Authorized Signatory	)))	c/s
“STUART ROGERS” Authorized Signatory	))

The corporate seal of InNexus Exchange Corp.	)
CO. was hereunto affixed in the presence of:	))
“STUART ROGERS” Authorized Signatory	)))	c/s
-------------------------------------------- Authorized Signatory	))

The corporate seal of ImmPheron Inc.	)
was hereunto affixed in the presence of:	))
“Heinz Kohler” Authorized Signatory	)))	c/s
“Sybille Muller” Authorized Signatory	))

SIGNED, SEALED AND DELIVERED by Heinz Kohler ) ”William R. Moses”	))))))))))))
in the presence of: ) WILLIAM R. MOSES		“Heinz Kohler”
Name of Witness 109 Orange Blosson Drive, Nicholasville, Kentucky, USA		HEINZ KOHLER
Address of Witness NOTARY PUBLIC Commission Expires April 27, 2006 Occupation of Witness

SIGNED, SEALED AND DELIVERED by Sybille Muller ) ”William R. Moses”	))))))))))))
in the presence of: ) William R. Moses		“Sybille Muller”
Name of Witness 109 Orange Blossom Drive, Nicholasville, Kentucky, USA		SYBILLE MULLER
Address of Witness NOTARY PUBLIC Commission Expires April 27, 2006 Occupation of Witness

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SCHEDULE “A”

Escrow Release Schedule

Timed Release

Release Dates	Percentage of Total Escrowed Securities to be Released	Total Number of Escrowed Securities to be Released
July 2, 2003	10%	250,000
January 2, 2004	15%	375,000
July 2, 2004	15%	375,000
January 2, 2005	15%	375,000
July 2, 2005	15%	375,000
January 2, 2006	15%	375,000
July 2, 2006	15%	375,000
TOTAL	100%	2,500,000

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Schedule “B”

Form of Escrow Agreement

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